                                                                    EXHIBIT 99.1

(PERCEPTRON LOGO)

Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100


         PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2006


Plymouth, Michigan, November 8, 2005 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $12.8 million and net income of $269,000 or $0.03 per diluted share, for the first quarter ended September 30, 2005, which included a net non-cash stock-based compensation expense of $150,000, or $0.02 per diluted share, related to the adoption of a new accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R). This compared with net sales of $12.2 million and net income of $965,000, or $0.10 per diluted share, for the quarter ended September 30, 2004.

The sales increase of approximately $600,000 compared to the same quarter one year ago was due to higher sales in Europe of $5.9 million, up $1.9 million, that was partially offset by lower sales in North America of $6.4 million, down $1.3 million, compared to one year ago. The incremental change in both geographic regions was primarily due to the number and timing of new vehicle programs and the Company's Automated Systems' sales associated with those programs. The relationship of the U.S. dollar to the Euro was the same for both periods and had no impact on sales reported in Europe this quarter compared to one year ago. Sales in Asia were $500,000 for both periods.

The Company had new order bookings during the quarter of $15.0 million, comprised of $10.1 million in North America, $4.5 million in Europe, and $400,000 in Asia, compared with new order bookings of $14.1 million in the fourth quarter of fiscal 2005 and $6.7 million for the same period one year ago. The level of new orders and mix of business among many customers this quarter reflect strong demand for the Company's products and services, and the outlook for new orders, particularly in the second quarter of fiscal 2006, remains good. The Company's backlog rose to $20.2 million as of September 30, 2005 compared with $18.0 million as of June 30, 2005.

The gross profit margin percentage this quarter was 43.8% compared to 49.2% in the first quarter of fiscal 2005, and 47.2% for fiscal 2005 as a whole. The quarter-to-quarter margin variability is due to a number of factors including the percentage of revenue recognized on various contracts during the quarter in accordance with the Company's revenue recognition policy. During the first quarter we also made new investments in personnel in our value-added services business to stimulate growth in that segment.

Selling, general and administrative expenses were $495,000 higher than the first quarter of fiscal 2005 primarily due to an increase in salary, benefit and consulting costs of approximately $250,000 that was mainly the result of previously announced new investments to support plans for sales growth, a charge to the allowance for doubtful accounts of $8,000 compared with a $74,000 credit one year ago, non-cash stock-based compensation expense of $67,000 and higher costs of $59,000 for compliance with requirements of the Sarbanes Oxley Act.

Research and development expenses were also $169,000 higher than for the same period one year ago due principally to increased spending on new product development and non-cash stock-based compensation expense of $63,000.

As mentioned above, effective July 1, 2005, the Company was required to adopt a new accounting pronouncement, SFAS 123R, that required the Company to record non-cash stock-based compensation expense for its stock compensation plans. Previously, the Company generally did not record non-cash stock-based compensation following the requirements of Accounting Principles Board Opinion
25. Under SFAS 123R, the Company recorded in the first quarter of fiscal 2006 $185,000 of non-cash stock-based compensation related to the amortization of the fair value of previously granted stock options that had not vested as of June 30, 2005 and, to a smaller extent, the amortization of the fair value of the Company's Employee Stock Purchase Plan.


    47827 Halyard Drive o Plymouth, Michigan 48170 o Phone 734-414-6100 o Fax
                                  734-414-4700
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Page 2 of 4


Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "The operating results for the first quarter included incremental selling expenses related to investing additional resources in Asia and Europe to achieve our sales growth. We were pleased with the level of new orders in the first quarter, and are optimistic concerning our future growth plans.

"We expect revenues for the second quarter of FY 06 to be comparable to the second quarter of FY 05 and earnings for the quarter to be lower than last year principally due to the previously announced new investments being deployed and the impact of SFAS 123R. Our core business remains strong, and we remain committed to our growth investments that we expect to yield returns by the end of FY 06 and beyond. We had $20.8 million of cash, no debt and shareholders' equity was $54.4 million, or $5.86 per diluted share, as of September 30, 2005."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=1157825 or by dialing 800 967-7185 (domestic callers) or 719 457-2634 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. today and running until 11:59 p.m. on Tuesday, November 15, 2005. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 4892483. A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.

ABOUT PERCEPTRON

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan and Singapore. For more information, please visit www.perceptron.com.

SAFE HARBOR STATEMENT

Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2006 and future revenue, new orders, gross profit and net income levels and the timing of revenue and net income increases from the Company's plans to make important new investments, largely for personnel, for new product and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, the dependence of the Company's net income levels on increasing revenues, continued pricing pressures from the Company's customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in


    47827 Halyard Drive o Plymouth, Michigan 48170 o Phone 734-414-6100 o Fax
                                  734-414-4700
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Page 3 of 4


the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company's products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company's products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company's traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company's intellectual property and differences in language and local business and social customs. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company's projected revenues and net income depends upon the Company's ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.



                           - Financial Tables Follow -


    47827 Halyard Drive o Plymouth, Michigan 48170 o Phone 734-414-6100 o Fax
                                  734-414-4700

                                PERCEPTRON, INC.
                             SELECTED FINANCIAL DATA
                     (In Thousands Except Per Share Amounts)

CONDENSED INCOME STATEMENTS                                                 THREE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                           2005             2004
                                                                       ------------     ------------
Net Sales                                                              $     12,760     $     12,244
Cost of Sales (Note 1)                                                        7,177            6,216
                                                                       ------------     ------------
      Gross Profit                                                            5,583            6,028
Selling, General and Administrative Expense (Note 1)                          3,292            2,797
Engineering, Research and Development Expense (Note 1)                        1,872            1,703
                                                                       ------------     ------------
      Operating Income                                                          419            1,528
Interest Income, net                                                            147               91
Foreign Currency and Other                                                       48               68
                                                                       ------------     ------------
Income Before Income Taxes                                                      614            1,687
Income Tax Expense                                                              345              722
                                                                       ------------     ------------
Net Income (Note 1)                                                    $        269     $        965
                                                                       ============     ============

Earnings Per Share
      Basic                                                            $       0.03     $       0.11
      Diluted                                                          $       0.03     $       0.10

Weighted Average Common Shares Outstanding
      Basic                                                                   8,830            8,727
      Diluted                                                                 9,276            9,394

CONDENSED BALANCE SHEETS                                               SEPTEMBER 30,      JUNE 30,
                                                                           2005             2005
                                                                       ------------     ------------
Cash and Cash Equivalents                                              $     20,794     $     20,374
Receivables, net                                                             20,928           22,305
Inventories, net                                                              6,561            5,884
Other Current Assets                                                          1,785            1,935
Property and Equipment, net                                                   7,694            7,687
Other Non-Current Assets, net                                                 5,996            5,205
                                                                       ------------     ------------
      Total Assets                                                     $     63,758     $     63,390
                                                                       ============     ============

Current Liabilities                                                    $      9,403     $      9,398
Shareholders' Equity                                                         54,355           53,992
                                                                       ------------     ------------
      Total Liabilities and Shareholders' Equity                       $     63,758     $     63,390
                                                                       ============     ============

Note 1: Effective July 1, 2005, the Company was required to adopt Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, which requires the recording of non-cash, stock-based compensation expense. The total non-cash expense was $185,000 and is reflected in the following line items:
$55,000 in cost of sales, $67,000 in selling, general and administrative expense and $63,000 in engineering, research and development expense. The net income impact was $150,000 or $0.02 per diluted share.


    47827 Halyard Drive o Plymouth, Michigan 48170 o Phone 734-414-6100 o Fax
                                  734-414-4700